UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 13, 2016

New Residential Investment Corp.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-35777	45-3449660
(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 45th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 479-3150

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2016, the Board of Directors (the “Board”) of New Residential Investment Corp. (the “Company”) increased the size of the Board to six (6) members and appointed Andrew Sloves as an independent director of the Company. Mr. Sloves will serve as a Class III Director with a term expiring at the 2019 annual meeting of the stockholders of the Company. The Board also appointed Mr. Sloves as a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board.

As of the date of the appointment, Mr. Sloves has not entered into or proposed to enter into any transactions required to be reported under Item 404(a) of Regulation S-K.

Mr. Sloves will receive the standard annual Board compensation for non-employee directors for 2016 (prorated based on the date of his appointment). Standard annual Board compensation for 2016 is comprised of the fees described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission on April 13, 2016. As a new non-employee director, and as part of the Company’s standard Board compensation, Mr. Sloves is also expected to receive a one-time grant of fully-vested options relating to 2,000 shares of Common Stock under the Company’s Nonqualified Stock Option and Incentive Award Plan, with an exercise price equal to the fair market value of Common Stock on the date of grant. These options will be settled in an amount of cash equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value on the date of grant, unless advance approval is made to settle in shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW RESIDENTIAL INVESTMENT CORP.
(Registrant)

/s/ Nicola Santoro, Jr.
Nicola Santoro, Jr.
Chief Financial Officer

Date:  July 18, 2016